Exhibit 16.1

[Seligson & Giannattasio, LLP letterhead]

December 21, 2010

United States Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Exhibit 16.1

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K for PSI Corporation dated July 10, 2010 and filed on October 29, 2010 regarding the recent change of auditors. We have also reviewed the related Form 8-K/As filed on December 9, 2010 and to be filed on or about December 21, 2010.

We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely yours,

By:	/s/ Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP